From:
Sent: Thursday, March 14, 2024 9:43 AM
To:
Subject: Join the Revolution – March 21 at 5pm PT


REVOLUTION

See [Forbes article](#) detailing how aShareX is a leading innovator in fractionalizing ownership of alternative assets

Read [Portray Magazine article](#) for more coverage

Revolutionary Online Auction Thursday, March 21 at 5pm PT

1. Market pricing: Fractional and 100% bidding in one online auction
2. Art Venture Capital: Instant portfolio diversification – single lot of 10 artworks from 6 ultra-contemporary artists
3. Digital image of each artwork to hang or view on PC/phone for winners, minimum $500 bid!
4. Artist support – first ever in U.S. – they participate in portfolio price appreciation
5. Ownership empowerment – SEC qualified security and your decision of when to sell

Get Going and Register to Bid

Register

Add the Auction to your Calendar

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For more details, click on one pager below to download

aShareX
ASSET SHARE EXCHANG

aShareX and Inversion Art, the Y Combinator of
up for a groundbreaking auction March 21

Curated collection of 10 original artworks by 6 emergin
auctioned together as a portfolio. Be an art venture
hidden gems with explosive return potential direct fr

Select works are held in the collections of the Whit
Family Foundation and Harvard Business School, and
the Pompidou Center and the National Academy of S

Bid for fractional or 100% ownership, minimum frac



No money or other consideration is being solicited or will be accepted at this time. This is not an offer to sell fractional interests and no offer to buy fractional interests can be accepted except pursuant to a qualified offering statement. Registration involves no commitment or obligation of any kind.

Contact Us

For more information on aShareX or the upcoming auction, please email us at support@asharex.com

From:
Sent: Wednesday, March 20, 2024 5:53 PM
To:
Subject: Important Auction Update & Meet the Artists

This message has originated from an **External Email**. Alan Snyder <alan@asharex.com>:

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aShareX + Inversion Art

IMPORTANT: SEC qualification is taking longer than expected (the price of innovation), so we are moving our auction date for Contemporary Artists Series 1. We are in talks with the SEC and will update you as soon as we have a firm date.

In the meantime, we sat down with some of the award-winning artists being featured in our auction to discuss their backgrounds, inspiration and artworks.

Click below to watch artist interviews:

Wilfred Ukpong / Are my dreams too bold for the carbon skin I bear #1


aShareX
Inversion Art



Jennifer & Kevin McCoy / PinkGray Geometry



aShareX


More interviews coming soon!

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aShareX is here to help:

Are you ready to bid?

Have you mastered your bidding strategy?

Have you set up your membership? It's free!

A member of our team will be happy to guide you through Test Drive an Auction™, and membership set up, please email support@asharex.com to schedule.

Membership benefits include:

- Bid in any aShareX auction
- Pre-approved spending limit
- Members-only content & exclusive events

No money or other consideration is being solicited or will be accepted at this time. This is not an offer to sell fractional interests and no offer to buy fractional interests can be accepted except pursuant to a qualified offering statement. Registration involves no commitment or obligation of any kind.

Contact Us

For more information on aShareX or the upcoming auction, please email us at support@asharex.com.

From:
Sent: Friday, March 29, 2024 2:52 PM
To:
Subject: Invest in Art? or Invest in Artists?

This message has originated from an **External Email**. Alan Snyder <alan@asharex.com>:

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aShareX

Invest in Art? or Invest in Artists?
Meet the Artists Interview Series



Warren Buffet believes the quality of a company's management is a key factor that determines whether a stock will be a good investment.

IBM invented the first touchscreen phone in 1992, but it was Steve Jobs who put an iPhone in everyone's pockets 15 years later.

This is analogous to the world of art. Would *House with Sunflowers* have sold for $23 million if it wasn't painted by the venerable Vincent van Gogh? Or *Femme à la montre* for $139 million if not created by preeminent artist Pablo Picasso? Most likely, no.

With Contemporary Artists Series 1, aShareX and Inversion Art teamed up to offer collectors and investors the opportunity to own a curated portfolio of 10 artworks by 6 award-winning artists whose careers are on the rise – any of whom could be the next van Gogh or Picasso.

For your viewing pleasure, we've recorded interviews with each of the 6 artists:

- Jennifer & Kevin McCoy
- Imo Nse Imeh
- Maria Gaspar
- Wilfred Ukpong
- Servane Mary
- Emerald Rose Whipple

You can also watch an interview here with Inversion Art co-founders Joey Flores and Jonathan T. D. Neil.

Become a member to be a 100% or fractional bidder, fractional bids from just $500.

Become a Member

Membership benefits include bidding privileges, special invitations to members-only artist conversations and unique events, and valuable trend information about alternative investments.

No money or other consideration is being solicited or will be accepted at this time. This is not an offer to sell fractional interests and no offer to buy fractional interests can be accepted except pursuant to a qualified offering statement. Registration involves no commitment or obligation of any kind.

Contact Us

For more information on aShareX or the upcoming auction, please email us at support@asharex.com.

From:
Sent: Monday, April 8, 2024 3:57 PM
To:
Subject: Art Accessibility – A (Re)Definition



aShareX and Inversion Art are delivering disruptive innovation to benefit living artists, art investors and art lovers.

1. Auction 10 works from 6 award-winning artists as a single lot – *instant and prudent diversification*
2. Empower fractional bidders to invest in the portfolio at *market prices*
3. Fractional winners receive a digital catalog of high-quality reproductions of the collection that can be used for *sharing and digital display* (personal use only)
4. Share profits with the artists when the art is re-sold – *goal congruence among all*
5. *Be an art venture capitalist* – invest in artists, provide capital to their enterprises, support and share in their successes

Historically: Restricted Access

The art world is notoriously exclusive. Prices for artworks by today's top artistic talents are high. Works considered to be "reasonably priced" by seasoned collectors may be priced at $15,000 or more, beyond the financial reach of many prospective collectors and investors. Artists with established track records who are in high demand can fetch even higher prices, further magnifying this issue.

Galleries and artist studios maintain waiting lists that can be impossible to access. Getting access itself is expensive; new collectors must oftentimes purchase hundreds of thousands

of dollars' worth of art before they can acquire the pieces they really want – i.e., new names that confer status and have the highest gain potential.

This access is essential if a collector or investor is chasing sizeable returns, and has been difficult to come by…

…Until now.

Today: A Refined Solution

For as little as the $500 minimum fractional bid, you can access a new type of community – art venture capitalists who support artists and participate in their future successes. No gallery or advisor will vet "what you collect" or how you'll "steward the art." For a fraction of the cost to acquire even a single piece in the collection being offered, fractional investors get their share of an array of artworks by award-winning talents with explosive return potential.

To participate, *become a member (it's free!)* and you too can bid in Contemporary Artists Series 1. As a member, you can meet the artists, hear directly about their works and projects, and gain new insights about the art world and market trends. This is access, defined and unparalleled.

aShareX auctions are unique in that 100% and fractional bidders compete on equal footing. A winning 100% bidder can take the collection of works home. Winning fractional bidders receive a digital catalog of the artworks to share with friends and followers – on a phone, tablet, computer or television screen. You don't have to use your imagination, we've done it for you here! Just like an individual collector: share your acquisition, reap the psychic rewards, and actively participate in these exceptional artists' futures.

Join this unique community. Become a fan. Share the works with your own networks, promoting the artists as they continue to make big things happen. Support the artists and, in turn, your investment.

Be an art venture capitalist. Reap unique benefits. Become a member for free today.

Become a Member

No money or other consideration is being solicited or will be accepted at this time. This is not an offer to sell fractional interests and no offer to buy fractional interests can be accepted except pursuant to a qualified offering statement. Registration involves no commitment or obligation of any kind.

Contact Us

For more information on aShareX or the upcoming auction, please email us at support@asharex.com.

aShareX, Inc. | 10990 Wilshire Blvd., Suite 420, Los Angeles, CA 90024